EXHIBIT 99.1

For more information contact:	Media — Bruce Amundson (253) 924-3047
Analysts — Kathryn McAuley (253) 924-2058
Weyerhaeuser Reports 1st Quarter Net Loss of $148 Million,
Or 70 Cents per Diluted Share on Net Sales of $3.4 Billion
FEDERAL WAY, Wash. (May 2, 2008) — Weyerhaeuser Company (NYSE: WY) today reported a net loss of $148 million for the first quarter of 2008, or 70 cents per diluted share, on net sales of $3.4 billion.
This compares with $720 million, or $3.09 per diluted share, on net sales of $4.5 billion for the same period last year.
SIGNIFICANT FIRST QUARTER 2008 AFTER-TAX ITEMS

	After-Tax Gain	Gain (Charge) per
	(Charge)	diluted share
	($ millions)	(dollars)
Closures and asset impairments, primarily for Wood Products	($40)	($0.19)
Impairments and reserves for Real Estate assets	($35)	($0.17)
Reserve for litigation	($11)	($0.05)
Environmental reserve adjustment	($11)	($0.05)
Excluding these items, the company’s net loss was $51 million, or 24 cents per diluted share, in the first quarter of 2008.
SIGNIFICANT FIRST QUARTER 2007 AFTER-TAX ITEMS

	After-Tax Gain	Gain (Charge) per
	(Charge)	diluted share
	($ millions)	(dollars)
Divestiture of the fine paper business and related assets	$721	$3.09
Closures and asset impairments, primarily for Wood Products	($49)	($0.21)
Excluding these items, the company earned $48 million, or 20 cents per diluted share, in the first quarter of 2007.
“Business conditions are extremely challenging,” said Daniel S. Fulton, president and chief executive officer. “The number of single-family housing starts is now below the previous lows of 1979-82. Since many of our products are dependent upon single-family housing starts, we’ve experienced record low product prices when adjusted for inflation. In response, we’ve taken out oriented strand board and softwood lumber capacity and we will continue to take action as necessary to balance production to demand.
“At the same time, we continue to focus on our long-term strategic direction. This quarter we announced the sale of our containerboard packaging and recycling assets to International Paper for $6 billion, a value-creating transaction for shareholders.”
SUMMARY OF FIRST QUARTER FINANCIAL HIGHLIGHTS

Millions (except per share data)	1Q 2008	1Q 2007	Change
Net earnings (loss)	($148)	$720	($868)
Earnings (loss) per diluted share	($0.70)	$3.09	($3.79)
Net sales:
From continuing operations	$2,096	$2,665	($569)
From discontinued operations	$1,297	$1,789	($492)
Total net sales	$3,393	$4,454	($1,061)

Weyerhaeuser has reclassified the Containerboard, Packaging and Recycling operations as discontinued operations due to the expected sale of the segment’s assets to International Paper. The segment’s sales are included in net sales from discontinued operations for the first quarters of both 2008 and 2007. Net sales from discontinued operations for the first quarter of 2007 also includes nine weeks of sales from the fine paper and related assets that were divested in the March 2007 transaction with Domtar.
SEGMENT RESULTS FOR FIRST QUARTER
(Contributions to Pre-Tax Earnings)

Millions	1Q 2008	1Q 2007	Change
Timberlands	$116	$175	($59)
Wood Products	($277)	($167)	($110)
Cellulose Fibers	$56	$22	$34
Fine Paper	$0	$20	($20)
Containerboard, Packaging and Recycling	$89	$67	$22
Real Estate	($74)	$58	($132)
Corporate and Other	($45)	$580	($625)
TIMBERLANDS

	1Q 2008	4Q 2007	Change
Contribution to pre-tax earnings (millions)	$116	$152	($36)
1Q 2008 Performance — Excluding the fourth quarter items noted below, first quarter contribution to earnings decreased $19 million from the fourth quarter of 2007.
Fourth quarter 2007 included a gain of $27 million on the sale of a Washington log export facility and a charge of $10 million for casualty losses resulting from the severe December wind storms in the West.
Fiber log prices in the South increased slightly, but export and domestic log prices were modestly lower in the West. Earnings from the sales of non-strategic timberlands were lower in the first quarter.
2Q 2008 Outlook — Weyerhaeuser expects Timberlands earnings to be slightly lower compared with first quarter. The company expects the continued weakness in the housing market, storm salvage costs in the West, higher diesel fuel costs and seasonally higher silviculture costs to negatively affect the segment’s second quarter earnings.
WOOD PRODUCTS

	1Q 2008	4Q 2007	Change
Contribution (charge) to pre-tax earnings (millions)	($277)	($313)	$36
1Q 2008 Performance — The segment continued to experience difficult market conditions. Excluding the items noted below, the segment’s first quarter net loss was comparable to the fourth quarter loss.
First quarter 2008 included charges of $56 million for facility closures and asset impairments and $18 million for a reserve for oriented strand board litigation.
Fourth quarter 2007 included charges of $98 million for facility closures, asset impairments and restructuring costs.
Average price realizations for lumber, OSB and engineered wood products declined in the first quarter. Log costs were lower and sales and distribution costs declined.
2Q 2008 Outlook — Weyerhaeuser expects operating losses to be lower than the first quarter due to modestly improving lumber prices and lower raw material costs.

CELLULOSE FIBERS

	1Q 2008	4Q 2007	Change
Contribution to pre-tax earnings (millions)	$56	$80	($24)
1Q 2008 Performance — Average price realizations for both pulp and liquid packaging board increased. However, this was more than offset by expenses associated with annual scheduled maintenance and higher energy, chemicals and fiber costs. Pulp shipments declined due to the expiration of a brokerage agreement with Domtar at the end of 2007.
2Q 2008 Outlook — Weyerhaeuser expects earnings for the segment to be slightly lower compared with first quarter. Market conditions for the segment are projected to remain favorable. However, maintenance costs are expected to be higher due to an increase in annual scheduled maintenance activities in the pulp mills.
CONTAINERBOARD, PACKAGING AND RECYCLING

	1Q 2008	4Q 2007	Change
Contribution to pre-tax earnings (millions)	$89	$99	($10)
1Q 2008 Performance — Excluding the first and fourth quarter items noted below, first quarter earnings for the segment were $25 million lower than fourth quarter 2007.
First quarter 2008 included charges of $8 million for facility closures and a benefit of $6 million for insurance proceeds received for the fire last year at the Closter, N.J. facility. Fourth quarter results included charges of $6 million for facility closures and legal settlements. In addition, because of the announced sale of the segment’s assets to International Paper, the segment’s operations are presented as discontinued operations and depreciation of its assets ceased upon signing of the agreement on March 15. This resulted in an $11 million reduction in first quarter depreciation expense.
Average packaging price realizations increased, but packaging shipment volumes were seasonally lower in the first quarter. Fiber costs increased as prices for both chips and old corrugated containers were higher. Transportation and energy costs increased due to higher fuel prices and seasonally higher energy usage.
2Q 2008 Outlook — Excluding the effect of lower depreciation, Weyerhaeuser expects earnings for the segment to be comparable to the first quarter. Box prices and shipments are expected to be seasonally higher. However, these benefits are expected to be largely offset by higher OCC and energy prices and cost increases associated with scheduled annual maintenance downtime at several containerboard mills.
REAL ESTATE

	1Q 2008	4Q 2007	Change
Contribution (charge) to pre-tax earnings (millions)	($74)	$22	($96)
1Q 2008 Performance — Excluding the first and fourth quarter items noted below, first quarter earnings for the segment decreased $165 million from the fourth quarter.
First quarter 2008 included charges of $33 million for homebuilding asset impairments and $19 million related to investment activities of Weyerhaeuser Realty Investors.
Fourth quarter 2007 included charges of $93 million for the impairment of homebuilding assets and $28 million related to investment activities of WRI.
First quarter gains from land sales decreased $80 million from fourth quarter 2007. Earnings from single-family homebuilding declined due to lower margins and closings during the quarter. Homebuilding operations closed 844 units, a 32 percent decrease from the fourth quarter, reflecting both a seasonal decline and the continued weak housing markets. The backlog of homes sold, but not closed, was approximately four months.

2Q 2008 Outlook — Weyerhaeuser expects the loss from this segment’s single-family homebuilding operations to be comparable to the first quarter.
OTHER FINANCIAL INFORMATION
First quarter 2008 results include a net pension benefit of $39 million compared with a net benefit of $20 million in the fourth quarter of 2007. Beginning first quarter 2008, the company’s net pension benefit is reflected in the Corporate and Other segment. During 2007, a portion of the net pension benefit was included in the contribution to earnings for each of the segments.
During first quarter 2008, the company recognized a pre-tax charge of $17 million for an adjustment related to environmental remediation reserves. This charge was included in the Corporate and Other segment.
ABOUT WEYERHAEUSER
Weyerhaeuser Company, one of the world’s largest forest products companies, was incorporated in 1900. In 2007, sales were $16.3 billion. It has offices or operations in 13 countries, with customers worldwide. Weyerhaeuser is principally engaged in the growing and harvesting of timber; the manufacture, distribution and sale of forest products; and real estate construction, development and related activities. Additional information about Weyerhaeuser’s businesses, products and practices is available at http://www.weyerhaeuser.com.
EARNINGS CALL INFORMATION
Weyerhaeuser will hold a live conference call at 7 a.m. Pacific (10 a.m. Eastern) on May 2 to discuss first quarter results.
To access the conference call from within North America, dial 1-800-218-0530 at least 15 minutes prior to the call. Those calling from outside North America should dial 1-303-275-2170. Replays will be available for one week at 1-800-405-2236 (access code — 11112724#) from within North America and at 1-303-590-3000 (access code — 11112724#) from outside North America.
The call is being webcast through Weyerhaeuser’s Internet site at http://investor.weyerhaeuser.com by clicking on the “Q1 2008 Earnings Conference Call” link.
The webcast is available through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at http://www.fulldisclosure.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected site, StreetEvents (http://www.streetevents.com).
FORWARD LOOKING STATEMENT
This news release contains statements concerning the company’s future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Some of these forward-looking statements can be identified by the use of forward-looking terminology such as “expects,” “may,” “will,” “believes,” “should,” “approximately,” “anticipates,” “estimates,” and “plans,” and the negative or other variations of those terms or comparable terminology or by discussions of strategy, plans or intentions. In particular, some of these forward-looking statements deal with expectations regarding the company’s markets in the second quarter 2008; homebuilding starts in the second quarter of 2008, higher costs for energy and silviculture, additional expenses for storm salvage operations, increased annual maintenance downtime in company facilities, demand and pricing for the company’s wood products in the second quarter 2008, earnings and performance of the company’s business segments during the second quarter 2008, box prices and shipments, seasonal increases in OCC and fiber costs in the second quarter 2008 and related matters. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause actual results to differ materially from those projected, including, but not limited to:

•	The effect of general economic conditions, including the level of interest rates and housing starts;
•	Market demand for the company’s products, which may be tied to the relative strength of various U.S. business segments;
•	Energy prices;
•	Raw material prices;
•	Chemical prices;
•	Performance of the company’s manufacturing operations including unexpected maintenance requirements;
•	The successful execution of internal performance plans and cost reduction initiatives;
•	The level of competition from domestic and foreign producers;
•	The effect of forestry, land use, environmental and other governmental regulations, and changes in accounting regulations;
•	The effect of weather;
•	The risk of loss from fires, floods, windstorms, hurricanes, pest infestation and other natural disasters;
•	Transportation costs;
•	Legal proceedings;
•	The effect of timing of retirements and changes in the market price of company stock on charges for stock-based compensation; and
•	Performance of pension fund investments and related derivatives.
The company is also a large exporter and is affected by changes in economic activity in Europe and Asia, particularly Japan, and by changes in currency exchange rates, particularly the relative value of the U.S. dollar to the Euro and the Canadian dollar, and restrictions on international trade or tariffs imposed on imports. These and other factors could cause or contribute to actual results differing materially from such forward-looking statements and, accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will occur, or if any of them occurs, what effect they will have on the company’s results of operations or financial condition. The company expressly declines any obligation to publicly revise any forward-looking statements that have been made to reflect the occurrence of events after the date of this news release.